Exhibit 4.1

NUMBER		SHARES
0	INCORPORATED UNDER THE LAWS OF BERMUDA

Ship Finance International Limited

TOTAL AUTHORIZED ISSUE

125,000,000 SHARES PAR VALUE $1.00 EACH

COMMON STOCK

This is to Certify that_____________________________________________________________ is the owner of

_______________________________________________________________________________ fully paid and non-asseble shares of the above corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Secretary:	/s/ Illegible	[SEAL]	Director:	/s/ Illegible